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                                                                    EXHIBIT 4.23

[HSBC LOGO]

      Commercial Banking - Division A (Level 10)
Ref:  (CARM Serial No. 040827)

'CONFIDENTIAL

Nam Tai Group Management Ltd
15/F China Merchants Tower
Shun Tak Centre
168-200 Connaught Road Central
Hong Kong                                                      24 September 2004

Attn: Mr. T. Murakami / Mr. S. K. Cheung

Dear Sirs

BANKING FACILITIES
A/C NO. 500-815287

With reference to our recent discussions, we are pleased to advise that we have reviewed your banking facilities and offer a renewal within the following revised limits which will be made available on the specific terms and conditions outlined below. These revised facilities are subject to review at any time, and in any event by 31 May 2005, and also subject to our overriding right of suspension, withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities. This letter supersedes our previous letter dated 9 September 2004 which should be returned to us for cancellation.

                                                                         New Limit          Previous Limit
                                                                         ---------          --------------
Overdraft                                                             HKD500,000.-          HKD500,000.-
Interest on the overdraft facility will be charged on
daily balances AT OUR HKD BEST LENDING RATE (PREVIOUSLY
at 0.5% per annum over our HKD best lending rate),
which is currently 5.125% per annum, but subject to
fluctuation at our discretion and payable monthly in
arrears to the debit of your current account.

Treasury Facilities                                                   USD30,000,000.-       USD30,000,000.-

within which:

  Foreign Exchange:                                                   (USD30,000,000.-)     (USD30,000,000.-)

  - For booking forward exchange contracts with individual contracts up to a maximum of 6 months' duration.

  Currency Option-                                                    (USD30,000,000.-)     (USD30,000,000.-)

  - maximum maturity: up to a maximum of 6 months forward

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED
Hong Kong Main Office: 1 Queen's Road Central, Hong Kong
Tel: 2822 1111 Fax:
Telex: 73205 HSBC HX Telegrams: Hongbank Hongkong
Web: www.hsbc.com.hk

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[HSBC LOGO]

Nam Tai Group Management Ltd         - 2 -                    24 September 2004

Terms and Conditions

Contracts for treasury products may only be entered into under these facilities to cover exchange rate exposure incurred in the normal course of your business.

All treasury product facilities remain subject to our overriding right to call for cash cover on demand if in the Bank's view your mark-to-market position with us requires such cover. Further, the Bank may, after having made reasonable attempts to discuss the position with yourselves, close out any or all of your outstanding treasury products contracts and demand settlement of the balance due.

All spot and forward foreign exchange transactions and all currency option transactions shall be subject to the terms of a Master Agreement in form published by the International Swaps and Derivatives Association ("ISDA").

                                                          New limit            Previous Limit
                                                          ---------            --------------
Corporate Card                                            HKD1,100,000-        HKDl,100,000.-

at our Card Centre

(The terms and conditions governing the Corporate Card
Facility are detailed in our HSBC Corporate Card
Programme - Employer's Participation Agreement duly signed by you)

IMPORT/EXPORT FACILITIES                                      NIL              HKD60,000,000. -

Documentary Credits with import finance up to 90 days, less any usance/credit periods granted by your suppliers, and/or D/P bills purchased on approved drawees.

WITHIN WHICH                                                  NIL              (HKD60,000.000.-)

Goods under your control and/or Trust Receipts.

Default Interest                                               -                              -

Please note that interest will be payable on sums which are overdue, drawings which are in excess of agreed limits and amounts demanded and not paid, at the maximum rate stipulated in the Bank's Tariff which is accessible at http://www.hsbc.com.hk/Hk/'business/tool/pdf/c_tariff.pdf. The Bank will provide you with a hard copy of the Tariff at your request. Interest at the applicable rate will be payable monthly in arrears to the debit of your current account.

Accrual of Interest and Other Sums

Please note that interest and other sums expressed to be chargeable or payable on a periodic basis will nonetheless accrue from day to day and amounts so accrued may be demanded at any time.


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[HSBC LOGO]

Nam Tai Group Management Ltd                 -3-              24 September 2004

In addition, all costs and expenses (including legal fees) incurred by us in connection with the extension of these facilities and any matters arising are to be reimbursed by you on demand.

Security

As security, we continue to hold an Unlimited Corporate Guarantee dated 26 April 2001 from Nam Tai Electronics Inc, covering facilities to Nam Tai Group Management Ltd, together with a supporting board resolution dated 26 April 2001 authorizing its issuance.

AS DISCUSSED, WE ARE AGREEABLE TO THE RELEASE OF THE NEGATIVE PLEDGE TOGETHER WITH A SUPPORTING BOARD RESOLUTION BOTH DATED 8 AUGUST 1995 FROM NAM TAI ELECTRONICS INC UNDERTAKING NOT TO PLEDGE ANY SECURITY WITH ANY BANKS WITHOUT OUR PRIOR APPROVAL. IT SHALL BE RETURNED TO YOU FOR CANCELLATION.

Please arrange for the AUTHORIZED SIGNATORIES OF YOUR COMPANY, in accordance with the terms of the mandate given to the Bank, to sign and return to us the duplicate copy of this letter to signify your confirmation as to the correctness of the security held, and your continued understanding and acceptance of the terms and conditions under which these revised facilities are granted.

These revised facilities will remain open for acceptance until the close of business on 14 October 2004 and if not accepted by that date will be deemed to have lapsed.

We are pleased to be of continued assistance.

Yours faithfully

/s/ PETER CHOI                                For and on behalf of
Peter Choi                                    NAM TAI GROUP MANAGEMENT LIMITED
Relatoinship Manager
                                              /s/ T. MURAKAMI
                                              -------------------------------
                                              Authorized signature 24F




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